Exhibit 99.1

Media
& Analysts:	Derick Smith
(713) 627-4963

Date:	November 4, 2011

Spectra Energy Partners Reports Strong Third Quarter 2011 Results Over Prior Year

•	Reported net income of $43.5 million, up 13 percent

•	Cash available for distribution of $69.3 million, up from $50.4 million

•	Quarterly cash distributions per unit of $0.47, up from $0.44 in prior year quarter

HOUSTON – Spectra Energy Partners, LP (NYSE: SEP) today reported third quarter 2011 net income of $43.5 million, or $0.40 per limited partner unit, compared with $38.4 million, or $0.44 per limited partner unit, for the third quarter 2010.

Increased net income resulted primarily from the acquisitions of an additional 24.5 percent interest in Gulfstream in the fourth quarter 2010 and the Big Sandy Pipeline on July 1, 2011, partially offset by anticipated lower revenues at Ozark. Earnings per limited partner unit for the quarter reflect a higher number of weighted average units outstanding compared to the prior period.

Cash available for distribution was $69.3 million for the quarter, compared with $50.4 million in the third quarter 2010.

“Spectra Energy Partners’ third quarter results were driven by our recent acquisitions,” said Gregory J. Rizzo, president and chief executive officer. “The Northeastern Tennessee (NET) expansion project, which was placed in service on September 1, also contributed to our results. The strong quarter supported Spectra Energy Partners’ 16th consecutive quarterly cash distribution increase.”

“We also announced during the quarter that Julie Dill will become president and chief executive officer of Spectra Energy Partners on January 1, 2012,” Rizzo continued. “Julie, who is currently president of Spectra Energy’s Ontario-based gas distribution business, Union Gas, will provide outstanding leadership for Spectra Energy Partners as the partnership continues to execute its strategy of balanced growth.”

Results from Operations

Spectra Energy Partners reported operating income of $23.2 million for the third quarter 2011, compared with $24.3 million in the third quarter 2010. Earnings from the Big Sandy acquisition and the East Tennessee NET expansion placed into service September 1 were offset by anticipated lower revenues at Ozark and Big Sandy Pipeline transition costs.

Equity Investment in Gulfstream Natural Gas System, L.L.C. (Gulfstream)

Spectra Energy Partners recognized $16.2 million of earnings from its 49 percent interest in Gulfstream in the third quarter 2011, compared with $8.2 million from its 24.5 percent interest in the prior-year third quarter.

For the quarter, Spectra Energy Partners’ share of Gulfstream’s cash available for distribution was $29.4 million, compared to $14.7 million in the third quarter 2010.

Equity Investment in Market Hub Partners (MHP)

Spectra Energy Partners recognized $11.1 million of earnings from its 50 percent interest in MHP in the third quarter 2011, compared with $10.2 million in the third quarter 2010. The increased earnings primarily reflect the full commercial in-service of our multi-year expansion projects.

For the quarter, Spectra Energy Partners’ share of MHP’s cash available for distribution was $11.8 million, compared to $11.4 million in the third quarter 2010.

Interest Expense and Other

Interest expense for the quarter was $7.7 million, compared to $4.3 million for the prior year due to the $500 million of senior notes issued in June 2011.

Capital Expenditures and Equity Investments

During the quarter, Spectra Energy Partners invested $46.1 million in expansion and maintenance capital projects in the Gas Transportation and Storage segment, and an additional $2.6 million at MHP.

Additional Information

The company will discuss its third quarter 2011 performance in greater detail during the analyst call, which is scheduled for 9:00 a.m. CT today, November 4, 2011. The webcast can be accessed via the investor relations section of Spectra Energy Partners, LP’s web site or the conference call can be accessed by dialing (888) 252-3715 in the United States or (706) 634-8942 outside the United States. The Conference ID is 17747581.

Please call in five to ten minutes prior to the scheduled start time. A replay of the conference call will be available after 12:00 p.m. CT, November 4, 2011, until 5:00 p.m. CT, February 4, 2012, by dialing (855) 859-2056 with Conference ID 17747581. The international replay number is (404) 537-3406 with Conference ID 17747581. A replay and transcript also will be available by accessing the investor relations section of Spectra Energy Partners’ web site at http://www.spectraenergypartners.com.

Reconciliation of Non-GAAP Financial Measures

This press release includes certain financial measures, including cash available for distribution and adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), that are non-GAAP (Generally Accepted Accounting Principles) financial measures, as defined under the rules of the Securities and Exchange Commission (SEC).

Spectra Energy Partners defines adjusted EBITDA as net income plus interest expense, income taxes, and depreciation and amortization, less equity in earnings of Gulfstream and MHP, interest income, and other income and expenses, net, which primarily includes non-cash AFUDC.

Spectra Energy Partners defines cash available for distribution as adjusted EBITDA plus cash available for distribution from Gulfstream and MHP and net preliminary project costs, less net cash paid for interest expense (income), net cash paid for income taxes and maintenance capital expenditures. Cash available for distribution does not reflect changes in working capital balances. Cash available for distribution for Gulfstream and MHP is defined on a basis consistent with Spectra Energy Partners.

This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Partnership’s assets and the cash that the business is generating. Adjusted EBITDA and cash available for distribution are not presented as alternatives to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States GAAP.

Forward-Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: state and federal legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in interest rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; growth in opportunities, including the timing and success of efforts to develop domestic pipeline, storage, gathering and other infrastructure projects and the effects of competition; the performance of natural gas transmission, storage and gathering facilities; the extent of success in connecting natural gas supplies to transmission and gathering systems and in connecting to expanding gas markets; the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by the forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described in our filings that we make with the Securities and Exchange Commission (SEC), which are available via the SEC’s Web site at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Spectra Energy Partners, LP (NYSE: SEP) is a Houston-based master limited partnership, formed by Spectra Energy Corp (NYSE: SE), that owns interests in natural gas transportation and storage assets in the United States, including more than 3,200 miles of transmission and gathering pipelines and approximately 57 billion cubic feet (Bcf) of natural gas storage. These assets are capable of transporting 3.6 Bcf of natural gas per day from growing supply areas to high-demand markets.

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Spectra Energy Partners, LP

Quarterly Highlights

September 2011

(Unaudited)

(In millions, except per-unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
STATEMENTS OF OPERATIONS
Operating revenues	$52.9	$49.0	$147.1	$146.9
Operating expenses	29.7	24.7	83.5	77.7

Operating income	23.2	24.3	63.6	69.2
Equity in earnings of unconsolidated affiliates	27.3	18.4	81.9	54.0
Other income and expenses, net	0.9	0.2	2.2	0.4
Interest income	—	—	0.3	0.1
Interest expense	7.7	4.3	17.2	12.2

Earnings before income taxes	43.7	38.6	130.8	111.5
Income tax expense	0.2	0.2	0.8	0.8

Net income	$43.5	$38.4	$130.0	$110.7

Adjusted EBITDA (a)	$32.9	$31.7	$88.5	$91.4
Cash Available for Distribution (b)	$69.3	$50.4	$174.4	$139.5
Weighted average units outstanding
Limited partner units	96.3	80.3	92.0	80.3
General partner units	2.0	1.6	1.9	1.6
Net income per limited partner unit	$0.40	$0.44	$1.26	$1.29
Declared cash distribution per limited partner unit	$0.47	$0.44	$1.395	$1.29

CAPITAL AND INVESTMENT EXPENDITURES
Capital expenditures—Gas Transportation & Storage	$46.1	$7.8	$78.0	$19.7
Investment expenditures
Gulfstream—49.0% (c)	—	1.4	3.8	2.7
Market Hub—50%	2.6	6.7	11.7	16.1

Total capital and investment expenditures	$48.7	$15.9	$93.5	$38.5

	September 30,	December 31,
	2011	2010
DEBT
Total debt	$688.5	$689.8
Less: Investment grade securities	—	209.0

Net debt	$688.5	$480.8

(a)	Adjusted EBITDA is defined as net income plus interest expense, income taxes, and depreciation and amortization, less equity in earnings of Gulfstream and Market Hub, interest income, and other income and expenses, net, which primarily includes non-cash allowance for funds used during construction (AFUDC).
(b)	Cash Available for Distribution is defined as Adjusted EBITDA plus Cash Available for Distribution from Gulfstream and Market Hub and net preliminary project costs, less net cash paid for interest and income tax expense, and maintenance capital expenditures, excluding impact of reimbursable projects. Cash Available for Distribution does not reflect changes in working capital balances.
(c)	Represents 24.5% equity interest in 2010.

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Spectra Energy Partners

Reconciliation of Non-GAAP “Adjusted EBITDA” and “Cash Available for Distribution”

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2011	2010	2011	2010
Net income	$43.5	$38.4	$130.0	$110.7
Add:
Interest expense	7.7	4.3	17.2	12.2
Income tax expense	0.2	0.2	0.8	0.8
Depreciation and amortization	9.7	7.4	24.9	22.2
Less:
Equity in earnings of Gulfstream	16.2	8.2	48.4	23.7
Equity in earnings of Market Hub	11.1	10.2	33.5	30.3
Interest income	—	—	0.3	0.1
Other income and expenses, net	0.9	0.2	2.2	0.4

Adjusted EBITDA	32.9	31.7	88.5	91.4
Add:
Cash Available for Distribution from Gulfstream	29.4	14.7	69.6	34.3
Cash Available for Distribution from Market Hub	11.8	11.4	36.5	34.7
Preliminary project costs, net	—	—	—	—
Less:
Cash paid for interest expense, net	0.8	2.0	8.9	9.7
Cash paid for income tax expense	—	0.2	—	0.7
Maintenance capital expenditures	4.0	5.2	11.3	10.5

Cash Available for Distribution	$69.3	$50.4	$174.4	$139.5

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Gulfstream

Reconciliation of Non-GAAP “Adjusted EBITDA” and “Cash Available for Distribution”

(Unaudited)

(In millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net income	$33.0	$33.8	$98.8	$96.9
Add:
Interest expense	17.7	17.4	52.4	52.4
Depreciation and amortization	8.9	8.8	26.5	26.3
Less:
Other income and expenses, net	(0.3)	0.1	—	0.6

Adjusted EBITDA—100%	59.9	59.9	177.7	175.0
Add:
Preliminary project costs, net	0.3	0.2	0.7	0.4
Less:
Cash paid for interest expense, net	—	—	35.2	35.1
Maintenance capital expenditures	0.2	0.3	1.1	0.5

Cash Available for Distribution—100%	$60.0	$59.8	$142.1	$139.8

Adjusted EBITDA—49.0% (a)	$29.3	$14.7	$87.0	$42.9
Cash Available for Distribution—49.0% (a)	$29.4	$14.7	$69.6	$34.3

(a) Represents 24.5% equity interest in 2010.

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Market Hub

Reconciliation of Non-GAAP “Adjusted EBITDA” and “Cash Available for Distribution”

(Unaudited)

(In millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net income	$22.3	$20.3	$67.1	$60.6
Add:
Interest expense	—	—	—	—
Income tax expense	0.1	—	0.2	0.2
Depreciation and amortization	2.7	3.6	8.0	10.7
Less:
Interest income	—	0.1	0.1	0.2
Other income and expenses, net	—	—	—	0.6

Adjusted EBITDA—100%	25.1	23.8	75.2	70.7
Less:
Cash (received) for interest expense, net	—	—	(0.1)	(0.1)
Cash paid for income tax expense	—	—	—	—
Maintenance capital expenditures	1.6	0.9	2.4	1.4

Cash Available for Distribution—100%	$23.5	$22.9	$72.9	$69.4

Adjusted EBITDA—50%	$12.5	$11.9	$37.6	$35.4
Cash Available for Distribution—50%	$11.8	$11.4	$36.5	$34.7

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